Exhibit 99.1

VISTA EQUITY PARTNERS COMPLETES ACQUISITION OF CVENT

TYSONS CORNER, Va. – November 29, 2016 – Cvent, Inc. (NYSE: CVT), a leading cloud-based enterprise event management company, today announced that it has been acquired by Vista Equity Partners (“Vista”), a leading private equity firm focused on investments in software, data, and technology-enabled businesses. The $1.65 billion transaction, originally announced April 18, 2016, was completed on Tuesday, November 29, 2016. Cvent’s shareholders approved the agreement on July 12, 2016. Following the transaction, Reggie Aggarwal will remain the Chief Executive Officer and President of Cvent. Cvent will continue to operate as Cvent, Inc.

“We see tremendous value in the cloud-based solutions that Cvent delivers to its customers in this largely untapped meeting and events industry,” said Brian Sheth, co-Founder and President of Vista. “We are thrilled to welcome Cvent into the Vista portfolio of high-performing software companies and are excited to partner with Reggie and his team as they continue to build upon the strong foundation they have already established.”

“Cvent is extremely pleased to close this transaction and believe that it is the right move for our customers, employees and investors,” said Reggie Aggarwal, founder and Chief Executive Officer and President of Cvent. “We look forward to working with Vista to continue to innovate the meetings and events technology space.”

Cvent’s common stock has ceased to be traded on NYSE on November 29, 2016.

Wilson Sonsini Goodrich & Rosati served as legal advisor to Cvent. Kirkland & Ellis LLP served as legal advisor to Vista.

About Cvent

Cvent, Inc. (NYSE: CVT) is a leading cloud-based enterprise event management company, with over 16,000 customers and 2,000 employees worldwide. Cvent offers software solutions to event planners for online event registration, venue selection, event management, mobile apps for events, email marketing, and web surveys. Cvent provides hoteliers with an integrated platform, enabling properties to increase group business demand through targeted advertising and improve conversion through proprietary demand management and business intelligence solutions. Cvent solutions optimize the entire event management value chain and have enabled clients around the world to manage hundreds of thousands of meetings and events. For more information, please visit Cvent.com, or connect with us on Facebook, Twitter or LinkedIn.

About Vista Equity Partners

Vista, a U.S.-based private equity firm with offices in San Francisco, Chicago and Austin with more than $26 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

Cvent Investor Contact:

ICR

Garo Toomajanian, 703-226-3610

ir@cvent.com

Cvent Media Contact:

Sloane PR

Nevin Reilly, 212-446-1893

nreilly@sloanepr.com

Vista Equity Partners Contact:

Alan Fleischmann

Laurel Strategies, 202-413-4495

mstakelin@laurelstrategies.com